Exhibit 4.1(e)

Amendment to Consulting Agreement of September 24, 2002

February 17, 2003

Mr. Hendrix H. Bodden

Principal

Strategic Business Initiatives

1700 California Ave Suite 601

San Francisco, California 94109

Dear Mr. Bodden,

The within is to confirm our understanding and agreement as February 17, 2003 wherein Strategic Business Systems (SBI) and their principal, Hendrix Bodden, have agreed to settle amounts owed by Calptye Biomedical Corporation (the Company) under the previously executed Professional Services Agreement and Calypte Biomedical IT Project Statement of Work both dated September 4, 2002.

Whereas the Terms and Conditions section of the Statement of Work provided for payment of seven installments totaling $335,000 of which the Company has satisfied three installments for a total of $155,000, leaving an unpaid balance of $180,000.

In consideration for settlement of the outstanding balance of $180,000, the Company agrees to pay SBI the sum of $45,000 in cash and to issue to SBI’s principal one million shares of Calptye Biomedical Corporation non-assessable and fully paid common stock $.001 par value. SBI understands that the shares are unregistered and restricted and the Company agrees to provide cost free piggy-back registration rights. SBI may elect to have said shares replaced with shares from the Company Stock Option Plan, in the event that shares in the Stock Option Plan become approved, available and free trading prior to the effective registration provided by the piggy-back registration rights.

The Company also agrees to pay approved and outstanding expenses totaling $2906.66, on or before February 21, 2003, for a total cash payment of $47,906.66.

SBI agrees to provide the Company a final detailed copy of the Requirements Definition and Implementation Matrix as contemplated under the Statement of Work on or before February 21, 2003.

Both the Company and SBI mutually agree that, subject to the above, all deliverables and amounts due as contemplated by the agreements have been satisfied in their entirety.

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The Company and SBI further agree that all information regarding this settlement and agreement are to remain confidential.

If the within meets with your understanding and agreement, please execute a copy of same.

Very truly yours,

CALPTYE BIOMEDICAL CORPORATION

/s/    Anthony J. Cataldo

Anthony J. Cataldo

Executive Chairman

Agreed To:

STRATEGIC BUSINESS INITIATIVES

/s/    Hendrix Bodden

Hendrix H. Bodden

Principal

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